Exhibit 10.3
Summary of Board and Committee Compensation
On November 20, 2008, the Board of Directors of the Company approved director fees, committee member fees and chairperson fees to be paid to non-management directors of the Company in the current fiscal year. There was no increase or decrease in board or committee fees from the fees paid in the prior fiscal year. Director fees, committee fees and chairperson fees are only paid to non-management directors as summarized below:
Each non-management director will receive a director fee of $10,000 per Board meeting attended in person or by tele-conference, paid quarterly and not to exceed $40,000 per year.
Each non-management director who serves on a committee of the Board of Directors will receive a fee of $1,250 per committee meeting attended in person or by tele-conference, paid quarterly and not to exceed $5,000 per year.
Each non-management director who serves the chairperson of a committee of the Board of Directors shall receive a fee of $625 per committee meeting attended in person or by tele-conference, paid quarterly and not to exceed $2,500 per year.